The securities evidenced by this instrument and the securities which may be issued upon exercise of these securities have not been registered under the Securities Act of 1933 or comparable State statutes and may not be transferred, nor will any assignee or endorsee of the securities be recognized as an owner by the Issuer for any purpose, unless a registration statement with respect to such securities shall then be in effect or unless the availability of an exemption from registration with respect to any proposed transfer or disposition of such securities shall be established to the satisfaction of counsel for the Issuer.

                                  Fairfax County, Virginia
$75,000.00                             March 24, 1997

                    WILLIAMS INDUSTRIES, INC.

            Convertible Debenture Due August 1, 1998

     Williams Industries, Inc., a Virginia corporation (the "Company"), for value received, hereby promises to pay to the Federal Deposit Insurance Corporation as Receiver of The Washington Bank of Virginia ("Holder") the principal sum of Seventy Five Thousand Dollars ($75,000.00), without interest, on or before August 1, 1998. Payments of principal are to be made in lawful money of the United States by check mailed to Holder at 500
W. Monroe, Suite 3200, Chicago, IL 60661, or such other address as Holder may designate in writing.

ARTICLE I: Terms

SECTION 1.01     Debenture.

     This debenture ("Debenture") is issued in the principal amount of Seventy Five Thousand Dollars ($75,000.00) in connection with the delivery of a Settlement Agreement of even date herewith between the Company and Holder.

SECTION 1.03     Conversion Rights.

     The Holder shall have the right to convert the entire principal balance due upon this Debenture into 110,294 shares of the Common Stock, $0.10 par value per share ("Common Stock") of the company, as adjusted subject to the terms set forth in Article II, hereof ("Conversion Price") on or after the date of issuance.

ARTICLE II: Conversion

SECTION 2.01  Exercise of Conversion Rights.

     The Holder may exercise conversion rights by delivering notice to the company at the address of the Company's principal offices. Said notice shall be accompanied by the Debenture. The Company shall calculate and issue the number of shares of Common Stock to be issued and in lieu of issuing a fractional share may pay to Holder the value of such fraction determined by the most recently reported sale on an exchange or NASDAQ.

SECTION 2.02  Conversion Date.

     The conversion shall be deemed to and shall occur, at 5:00 p.m. Eastern Time, on the business day of receipt by the Company of properly completed notice as provided in Section 2.01 ("Conversion Date"). Certificate(s) representing the Common Stock issuable upon conversion shall be delivered to Holder within ten business days following the Conversion Date.

SECTION 2.03   Registration Rights for Debenture Common.

     The Company shall have the right to require, as a condition precedent to the sale of Common Stock issued upon conversion, that the Holder furnish such information, including an opinion of counsel, as may in the opinion of counsel for the Company be appropriate to permit the Company, in light of the then existence or non-existence of an effective registration statement under the Act in respect to such Common Stock, to issue the Common Stock in compliance with the provision of the Securities Act of 1933 or any comparable federal or state law. Holder, however, shall not be required to extend any warranty or indemnity with respect to information it provides to the Company. In addition, Holder shall, however, retain the rights and benefits described in the Registration Rights Agreement of even date herewith between the Holder and the Company on the form of Schedule 1 hereto.

SECTION 2.04    Anti-Dilution Provisions.

     (a) If, prior to the expiration or exercise of the conversion rights set forth in this Debenture, the Company shall issue any shares of its Common Stock as a stock dividend or subdivide the number of outstanding shares of Common Stock in to a greater number of shares, then the Conversion rate of the shares of Common Stock convertible pursuant to this Debenture in effect at the time of such action shall be proportionately reduced and the number of shares at the time convertible pursuant to the Debenture shall be proportionately increased; and conversely, in the event the Company shall contract the number of outstanding shares of Common Stock by combining such shares into a smaller number of shares, then the Conversion Price per share of the shares of Common Stock convertible pursuant to this Debenture in effect at the time of such action shall be proportionately increased and the number of shares at the time convertible pursuant to this Debenture shall be proportionately decreased. If the Company shall, at any time during the life of this Debenture, declare a dividend payable in cash on its Common Stock and shall at substantially the same time offer to its stockholders a right to purchase new Common Stock from the proceeds of such dividend or for an amount substantially equal to the dividend, all Common Stock so issued shall, for the purpose of this Debenture, be deemed to have been issued as stock dividend. Any dividend paid or distributed upon the Common Stock in stock of any other class or securities convertible into shares of Common Stock shall be treated as a dividend paid in Common Stock to the extent that shares of Common Stock are issuable upon the conversion thereof. For purposes hereof the issuance of any options to purchase, or securities convertible into, Common Stock (or the direct issuance of Common Stock other than the exercise of options or convertible securities) for a price or at an exercise price per share less than the per share market value of Common Stock at the time of issuance shall be deemed a stock dividend of the number of shares equal to the number of shares of Common Stock represented by the issuance below market value represented by the issuance below market value on a fully diluted basis. In addition, to the extent that the aggregate issuance after the date of this Debenture (the "Issue Date") to affiliates of the Company of (i) Common Stock represented by the issuance below market value (other than upon the exercise of options or convertible securities), (ii) options to purchase Common Stock and (iii) securities convertible into Common Stock, exceeds (on a fully diluted basis), five percent (5%) of the outstanding shares of Common Stock as of the Issue Date, such excess shall be deemed a stock dividend for purposes of this Section 2.04.

     (b) If, prior to the expiration or exercise of the conversion rights of this Debenture, the Company shall be recapitalized by reclassifying its outstanding Common Stock, $0.10 par value, into stock with a different par value, or the Company or a successor corporation shall consolidate or merge with or convey all or substantially all of its or any successor corporation's property and assets to any other corporation or corporations, the Holder shall immediately thereafter have the right to purchase or convert, such shares of stock, securities or assets as may be issued or payable with respect to, or in exchange for, the number of shares of Common Stock of the Company theretofore convertible upon the conversion of this Debenture.
The amount of any stock, securities or assets which a Holder becomes entitled to purchase under this Section 2.04(b) and the Conversion Price therefore shall be proportionately adjusted thereafter in the same manner as provided by this Section 2.04 for Common Stock.

     (c)  When any adjustment is required to be made under this
Section 2.04, the Company shall forthwith determine such adjustment and (i) prepare and retain in its file a statement describing in reasonable detail the method used in arriving at the adjustment; and (ii) cause a copy of such statement to be mailed to the Holder within ten days after the date when the circumstances giving rise to the adjustment occurred.

     (d)  In case:

          (i) the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend payable otherwise than in cash, or any other distribution in respect to the Common Stock (including cash), pursuant to, without limitation, any spin-off, split-off, or distribution of the Company's assets, or

          (ii) the Company shall take a record of the holders of its common stock for the purpose of entitling them to subscribe for or Purchase any shares of stock of any class or to receive any rights, or

          (iii) of any classification, reclassification, or other reorganization of the capital stock of the Company, consolidation or merger of the Company with or into another corporation, or conveyance of all or substantially all of the assets of the Company; or

          (iv) of the voluntary or involuntary dissolution, liquidation, or winding up of the Company;then, and as in any such case, the Company shall mail to the Holder, at least twenty days prior thereto, a notice stating the date or expected date on which a record is to be taken for the purpose of such dividend, distribution or rights, or the date on which such classification, reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation, or winding up is to take place, as the case may be. Such notice shall also specify the date or expected date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to participate in such dividend, distribution or rights, or shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such classification, reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation, or winding up, as the case may be.

     (e) In case the Company, at any time prior to the expiration of the conversion rights of this Debenture shall sell all or substantially all of its property or dissolve, liquidate, or wind up its affairs, a Holder may thereafter elect by notice of conversion prior to the effective date of such action to receive upon exercise hereof in lieu of each share of Common Stock of the Company which it would have been entitled to receive, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company.

     (f) The Company will not, by amendment of its Articles of Incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act or deed, avoid or seek to avoid the observance or performance of any of the covenants. stipulations or conditions to be observed or performed hereunder by the Company, but will at all times in good faith assist in so far as it is able, in the carrying out of all provisions hereof, and in the taking of all other legally available action which may be necessary in order to protect the rights of Holders against dilution. Without limiting the generality of the foregoing, the Company agrees that it will not increase the par value of shares of Common Stock above the Purchase Price then in effect, and that, before taking any action which would cause an adjustment reducing the Conversion Price hereunder below the then par value of the shares of stock issuable upon exercise of the conversion rights evidenced hereby, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of such stock at the Conversion Price so adjusted.

ARTICLE III: Default

SECTION 3.01  Events of Default.

     The following events shall constitute an event of default under this Debenture:

     (a) The failure of the Company to pay the principal due upon the Debenture on or before the due date therefor.

     (b) The Company shall Commence any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any Jurisdiction, whether now or hereafter in effect, or the Company shall be adjudicated insolvent or bankrupt by a decree of a Court of competent jurisdiction; or the Company shall petition or apply for, acquiesce in, or assent to, the appointment of any receiver or trustee of the Company or for all or a substantial part of the property of the Company; or the Company shall make an assignment for the benefit of creditors, or the Company shall admit in writing its inability to pay its debts as they mature.

     (c) There shall be commenced against the Company a proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, and any such proceeding shall remain undismissed for a period of sixty (60) days or the Company by any act indicates its consent to, approval of, or acquiescence in, any such proceeding; or a receiver or trustee shall be appointed for the Company or for a substantial part of the property of the Company and any such receivership or trusteeship shall remain undischarged for a period of sixty (60) days; or a warrant of attachment, execution, or process shall be issued against any substantial part of the property of the Company, and the same shall not dismissed or bonded within sixty
(60) days after levy.

     (d) A judgment shall be rendered against the Company in an amount in excess of $100,000 and the same shall not be discharged or execution thereon stayed pending appeal within sixty (60) days from the date of the judgment; or the Company shall not have discharged such judgment within sixty (60) days after the expiration of any such stay.

SECTION 3.02     Acceleration.

     On the happening of any one or more of such events of default, this Debenture shall, upon the written election of Holder, forthwith mature and become due and payable, without presentment, demand, protest or notice, all of which are hereby waived. No default shall have the effect of canceling or otherwise impairing the conversion rights of Holder set forth herein.

ARTICLE IV: Miscellaneous

SECTION 4.O1  Debenture.

     Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture, and (in the case of loss, theft, or destruction) upon delivery of an indemnity bond in such reasonable amount as the Company may determine or other form of indemnity satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of such Debenture, the Company at its expense will execute and deliver, in lieu thereof, a new Debenture of like tenor dated the Issue Date. The rights of Holder pursuant to and under the terms of the Debenture are absolute and independent and shall not be subject to set-off of any kind.

SECTION 4.02  Transfer of Debenture.

     No transfer of this Debenture shall be valid unless:

     (a) made at the principal office of the Company (i) by the Holder in person or by duly authorized attorney, the name of the transferee being noted on this Debenture by the Company or (ii) by surrender and cancellation of this Debenture and upon such cancellation, a new Debenture of the same principal amount and tenor will be issued to the transferee in exchange therefore; and

     (b)  made in conformity with the terms of that certain
Settlement Agreement entered into by and between the Company and Holder and dated as of even date herewith. This restriction on transfer is in addition to restrictions noted in the legend on the face hereof.

     IN WITNESS WHEREOF, this Debenture is executed and delivered as of the date first above written.

                           WILLIAMS INDUSTRIES, INCORPORATED

                           By:___________________
                              Its:   President